Exhibit 99.1

news release

January 23, 2009	For Immediate Release

Employers Holdings, Inc. Announces Integration
Savings and Restructuring Charges

RENO, Nev. – Jan. 23, 2009 – Employers Holdings, Inc. (“EMPLOYERS”) (NYSE:EIG), a Nevada-based company whose subsidiaries are specialty providers of workers’ compensation insurance focused on small and medium-sized businesses, today announced a strategic restructuring plan to achieve the corporate and operational objectives set forth as part of its recently completed acquisition and integration of AmCOMP Incorporated, and in response to current economic conditions.

The restructuring plan includes a staff reduction of approximately 14 percent of the company’s total workforce, and planned consolidation of corporate activities into its Reno, Nevada headquarters. As a result of these actions, EMPLOYERS expects to achieve pre-tax cost savings of approximately $12 million in 2009 and annualized pre-tax cost savings of $20 to $22 million beginning in 2010.  These amounts include previously announced anticipated cost savings of $7.5 million in 2009 and $10 million in 2010. The company expects to incur pre-tax restructuring charges of approximately $3 million in the first quarter 2009.

“The strategic restructuring plan announced today will enable EMPLOYERS to maximize the value of the AmCOMP acquisition, including staffing reductions consistent with the objectives established  when we announced the transaction in January 2008,” said Douglas D. Dirks, President and Chief Executive Officer of Employers Holdings, Inc. “Given the unprecedented economic climate we and our customers face, additional measures are being taken that we believe are necessary to continue providing competitively priced products and quality services. These decisions are carefully considered and difficult to make, but required given the current environment."

EMPLOYERS geographic offices and underwriting functions will remain in place, as they are today.  A Regional Field Operation organization will be implemented, with geographic managers maintaining responsibility for day-to-day production, underwriting and profitability within their territories.  All other corporate and support functions will be managed centrally in Reno and handled uniformly, companywide.

The job eliminations are anticipated to be in large part complete by mid-year 2009 and all of those impacted by the actions will be eligible for severance benefits and outplacement support.

EMPLOYERS will provide more information on its cost reduction charges during its 2008 calendar year earnings call currently planned for late February 2009.

About Employers Holdings, Inc.
Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small and medium-sized businesses engaged in low to medium hazard industries. The company's insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.

Cautionary Statement Regarding Forward-Looking Language:
This press release includes "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) reflecting the company's expectations regarding future events. These statements are subject to certain risks and uncertainties that may cause actual results to differ from expectations including, without limitation, factors that affect the future performance of Employers Holdings, Inc., including the risks detailed in the Company's Forms 10-Q for the periods ended March 31, June 30, and September 30, 2008 and the Company's 2007 Annual Report on Form 10-K, filed with the SEC. Employers Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Copyright (C) 2009 EMPLOYERS. All rights reserved. EMPLOYERS and America's small business insurance specialist are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small and medium-sized businesses engaged in low to medium hazard industries. The company, through its subsidiaries, operates in 29 states from 17 office locations. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: http://www.employers.com.

CONTACT:
 Media: Ty Vukelich, Vice President, Corporate Marketing, tvukelich@employers.com, (775) 327-2677
 Analysts: Vicki Erickson, Vice President, Investor Relations, verickson@employers.com, (775) 327-2794